Exhibit 99.1

NEUROBIOLOGICAL TECHNOLOGIES, INC.

FOR IMMEDIATE RELEASE	CONTACT: Paul E. Freiman, President & CEO
Neurobiological Technologies, Inc.
(510) 262-1730

Cheryl Schneider, VP – Investor Relations
Porter, Le Vay & Rose, Inc.
(212) 564-4700

NEUROBIOLOGICAL TECHNOLOGIES, INC. REPORTS

THIRD QUARTER RESULTS

Richmond, California, May 10, 2005 — Neurobiological Technologies, Inc. (NTI®) (Nasdaq: NTII) today announced a net loss of $3,461,000, or $0.13 per share basic and diluted, for its third quarter ended March 31, 2005. This compares to a net income of $1,139,000, or $0.05 per share, basic and diluted, for the quarter ended March 31, 2004.

Revenues of $765,000 in the quarter ended March 31, 2005 decreased by $1,537,000 compared to revenues of $2,302,000 in the same quarter of 2004. Revenues of $765,000 in the quarter ended March 31, 2005 consist of royalty fees from the sale of Memantine in the United States and in certain European countries. Revenues of $2,302,000 in the quarter ended March 31, 2004 consist of $2,250,000 resulting from a license payment for the approval of Memantine for sales in the United States and royalty fees of $52,000 from sales of Memantine.

In April 2005, subsequent to the end of the March 2005 quarter, the Company received a royalty payment in the amount of $1,123,000 from Merz Pharmaceuticals GmbH for sales of Memantine.

Research and development expenses of $3,135,000 in the quarter ended March 31, 2005 increased by $2,410,000 compared to $725,000 in the same quarter of 2004. The increase of $2,410,000 is primarily due to expenses incurred to prepare for Phase III clinical trials of Viprinex™, which are anticipated to commence in 2005, and an increase in expenses for the Phase III clinical trials for XERECEPT®, the first trial of which was initiated during April 2004.

General and administrative expenses of $1,200,000 for the quarter ended March 31, 2005 increased by $310,000 compared to $890,000 for the same quarter in 2004. The increase of $310,000 during 2005 resulted primarily from $190,000 of expense for the administrative operations of our New Jersey office established in September 2004 for the development of Viprinex subsequent to our acquisition of Empire in July 2004, and an increase in compensation and professional fees related to public reporting and compliance with the Sarbanes-Oxley Act of 2002 and assisting with the financial management of the Company.

At March 31, 2005, the Company had cash, cash equivalents and investments of approximately $12,484,000 and no long-term debt.

“Our third quarter was a highly productive one,” stated Paul E. Freiman, president and chief executive officer of NTI. “We received Fast-Track Status from the Food and Drug Administration (“FDA”) for Viprinex, currently in development for ischemic stroke. We hired Karl Trass, Director of Regulatory Affairs, and we have continued our Phase III studies of XERECEPT, for the condition of peritumoral brain edema, or swelling of the brain related to tumors.

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“As the quarter ended, we reported an End of Phase II meeting with the FDA regarding Viprinex and we are completing the groundwork needed for the Phase III study of this product. We expect that the study will begin this summer. As previously announced, we have altered the dosing regimen for the Phase III trial.

If this study proves successful, we believe that Viprinex, which is derived from the venom of the Malayan Pit Viper, may have the potential to double the available treatment window following the onset of stroke symptoms. Currently, the only available therapy for stroke must be administered within the initial three hours from the stroke. With Viprinex, we believe this can be extended to six hours, thereby significantly increasing the chance for recovery.

We are making progress in our Phase III study of XERECEPT. The first trial is underway and we are addressing new patient groups to accelerate the trial. We hope to have completed this study by the end of 2005.

On February 1 of this year, we announced the receipt of $765,000 under an exclusive marketing agreement with Merz for the sale of Memantine by Forest Laboratories and H. Lundbeck. On May 2, 2005, the Company announced a further payment of approximately $1.1 million. Since the arrangement with Merz began in 2000, the Company has received approximately $12,647,000 in royalties and license fee payments.”

Conference Call Information

NTI will web cast its third quarter results conference today, May 10, 2005 at 10:30 a.m. ET, 7:30 a.m. PT. Dial-in number (800) 500-0311. The live web cast can be accessed by going to http://www.shareholder.com/ntii/medialist.cfm. Playback of the conference call will be available from 1:30 p.m. ET on Tuesday, May 10, 2005 through 11:59 p.m. on Tuesday, May 17, 2005. Replay number: (888) 203-1112 (U.S. and Canada) and (719) 457-0820 (International) Replay access code: 2480020.

About Neurobiological Technologies, Inc.

Neurobiological Technologies, Inc. is a biotechnology company engaged in the business of acquiring and developing central nervous system (CNS) related drug candidates. The company is focused on therapies for neurological conditions that occur in connection with dementia, Alzheimer’s disease, ischemic stroke, neuropathic pain, and brain cancer.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, including our dependence on Merz and its marketing partners for the successful commercialization of Memantine; our ability to develop and meet regulatory requirements for Viprinex and XERECEPT; fluctuations in quarterly operating results; our dependence on others for manufacturing our products and other risks detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ materially from those projected. These forward-looking statements represent our judgment as of the date of the release. We disclaim, however, any intent or obligation to update these forward-looking statements.

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CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

	Three months ended March 31,		Nine months ended March 31,
	2005	2004	2005	2004
REVENUES
License	$—	$2,250,000	$—	$2,531,000
Royalty	765,000	52,000	1,977,000	$80,000

Total revenue	765,000	2,302,000	1,977,000	2,611,000

EXPENSES
Research and development	3,135,000	725,000	6,568,000	1,566,000
Acquired in-process research and development	—	—	4,251,000	—
General and administrative	1,200,000	890,000	3,223,000	2,321,000

Total expenses	4,335,000	1,615,000	14,042,000	3,887,000

Operating income (loss)	(3,570,000)	687,000	(12,065,000)	(1,276,000)

Investment income	109,000	21,000	177,000	52,000

Other non-cash income	—	431,000	—	431,000

NET INCOME (LOSS)	$(3,461,000)	$1,139,000	$(11,888,000)	$(793,000)

BASIC NET INCOME (LOSS) PER SHARE	$(0.13)	$0.05	$(0.45)	$(0.04)

Weighted average shares used in basic net income (loss) per share calculation	27,053,695	20,794,541	26,351,682	19,607,037

DILUTED NET INCOME (LOSS) PER SHARE	$(0.13)	$0.05	$(0.45)	$(0.04)

Weighted average shares used in diluted net income (loss) per share calculation	27,053,695	23,608,871	26,351,682	19,607,037

SELECTED BALANCE SHEET DATA

	March 31, 2005	June 30, 2004
	(unaudited)	(1)
Cash and cash equivalents and investments	$12,484,000	$20,734,000
Working capital	2,436,000	13,582,000
Total assets	21,301,000	21,384,000
Accumulated deficit	(54,213,000)	(42,325,000)
Stockholders’ equity	18,942,000	20,723,000

(1)	Derived from audited financial statements

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